Exhibit 99.1

FOR IMMEDIATE RELEASE

Jagged Peak, Inc.

3000 Bayport Dr, Suite 250

Tampa, FL 33607

Jagged Peak Announces Fiscal 2014 Financial Results

Net revenues increased 30% to $61.7 million.

TAMPA, FLORIDA – March 26, 2015 – Jagged Peak, Inc. (OTC BB: JGPK), a leading provider of enterprise-class e-commerce software solutions and supply chain services, today announced financial results for the fiscal year ended December 26, 2014.

52-Week Period Ended December 26, 2014 Highlights:

●	Total revenue for the 52-week period increased 30% to $61.7 million, as compared to $47.5 million for the same period last year.

●	Net income for the 52-week period decreased to $230.9 thousand, as compared to $847.3 thousand for the same period last year.
●	Completed new $2.0 million term loan and extended $5.0 million credit facility to 2016.

●	Launched enhanced Multi-Language, Multi-Currency EDGE solution to accept payments from our client’s European Union customers in their local currency of Euros or Pounds.

●	Launched partner fulfillment center based in the United Kingdom to ship orders throughout Europe.

●	Added 175,000 square feet of leased warehouse space in Florida.

Revenues increased $14,229,600, or 30%, to $61,711,400 for the 52-week period ended December 26, 2014, as compared to $47,481,800 for the 52-week period ended December 27, 2013. Greater e-commerce order processing resulted in increases in both technology and fulfillment service revenues. Revenues from implementation of new client sites and on-going development for existing clients were consistent across these periods.

Cost of revenue, which consists primarily of labor, fulfillment operations and facilities costs, increased by $13,162,200, or 35%, to $51,181,500 for the 52-week period ended December 26, 2014, as compared to $38,019,300 for the 52-week period ended December 27, 2013. As a percentage of revenue, cost of revenue was 83% for the 52-week period ended December 26, 2014, as compared to 80% for the 52-week period ended December 27, 2013. This increase is primarily related to the increase in temporary fulfillment labor needed to manage peak order volume.

Selling, general and administrative expense increased by $1,787,400, or 23%, to $9,533,800 for the 52-week period ended December 26, 2014, as compared to $7,746,400 for the 52-week period ended December 27, 2013. This increase was primarily related to accelerated hiring of experienced managers at higher wages to support our current and expected growth.

Interest expense increased by $6,200 to $213,200 for the 52-week period ended December 26, 2014, as compared to $207,000 for the 52-week period ended December 27, 2013.

Income tax expense was $320,300 for the 52-week period ended December 26, 2014 compared to an income tax expense of $573,800 for the 52-week period ended December 27, 2013. Differences between the taxable income and the effective tax rate used for 2014 and 2013, as compared to the U.S. federal statutory rate, are primarily due to permanent differences and taxes on foreign operations. As of December 26, 2014, the Company had U.S. (federal and state) net operating loss carry forwards of $1,397,400 to reduce future taxable income, which will expire between 2031 and 2033. The Company also has a Canadian net operating loss carry forward of $2,166,800 which does not begin to expire until 2029.

Management believes there will be sufficient future earnings to support the more than likely realization of deferred tax assets in excess of existing taxable temporary differences. The amount of deferred tax assets considered realizable, however, could be reduced in the near-term if estimates of future taxable income are reduced.

The Company realized net income of $230,900 for the 52-week period ended December 26, 2014, compared with net income of $847,300 for the 52-week period ended December 27, 2013, a decrease of 73%.

Basic income per share from continuing operations for the 52-week period ended December 26, 2014 was $0.01 per weighted average share, compared with basic income of $0.05 per weighted average share for the 52-week period ended December 27, 2013.

Adjusted EBITDA for the 52-week period ended December 26, 2014 was approximately $2,054,300 compared to approximately $2,436,200 for the 52-week period ended December 27, 2013. The decrease in the Adjusted EBITDA primarily relates to the increase in selling, general and administrative expense due to the accelerated hiring of experienced managers at higher wages to support our current and expected growth. The Company defines Adjusted EBITDA as earnings before interest, taxes, and depreciation and amortization, and non-cash compensation expense. The Company believes Adjusted EBITDA is a useful measure of operating performance before the impact of investing and financing transactions, making comparisons between companies’ earnings power more meaningful and providing consistent comparisons of the Company’s performance. To provide consistent comparisons of year-over-year Adjusted EBITDA, the following reconciliation is provided:

	For the 52-weeks ended
	December 26, 2014	December 27, 2013
Net income as reported	$230,900	$847,300
Income tax expense	320,300	573,800
Interest expense	213,200	207,000
Depreciation and software amortization	1,085,700	694,100
Non-cash compensation expense	204,200	114,000
Adjusted EBITDA	$2,054,300	$2,436,200

“We are excited with our 2014 growth and the launch of our EDGE software platform to support multi-language and multi-currency solutions and fulfillment services for European Union consumers,” says Chief Executive Officer Paul Demirdjian. “With 30% revenue growth, we will continue to make enhancements to our software to improve customer experience and efficiently support our clients’ entry into new markets. Our clients appreciate the ability to use one platform to support both front-end order configuration and back-end order processing through pick, pack, ship and trace. For 2015, we expect further demand of our software to deliver technology enabled services throughout North America, Europe and Asia.”

“We made significant investments in growing our infrastructure including the expanded Florida warehouse space,” says Chief Financial Officer Albert Narvades. “We added a cost-effective new term loan to expand our financial flexibility. With the investments made in 2014, we are well positioned for further profitable growth in 2015.”

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers’ acceptance of our products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the market, increased competition, our ability to attract and retain qualified personnel, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in the Jagged Peak, Inc. periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-K for its fiscal year ended December 27, 2013.

About Jagged Peak

Jagged Peak is a leading e-commerce solutions provider with software and services that enhance the scalability, flexibility and profitability of multi-channel online businesses. Its cornerstone technology is EDGE---an enterprise-class e-commerce platform that includes a full-featured e-commerce Platform (ECP) and robust Order Management System (OMS) as well as a Warehouse Management System (WMS) and Transportation Management System (TMS). These platform elements can be deployed alone or together through a license or SaaS delivery model to form an end-to-end, Cloud-based software suite that integrates the entire order life cycle with visibility across business units, distribution channels and trading partners---all while enabling the client to have complete control of its online brand. Combining its technology with a comprehensive array of eMarketing, customer support and IT professional services along with “anytime, anywhere” order fulfillment through its FlexNet warehouse network, Jagged Peak offers a rare and uniquely holistic approach to e-commerce. Jagged Peak’s blue chip client roster includes numerous global consumer brand companies. For more information, please visit www.jaggedpeak.com.

Investor Relations

Albert Narvades

CFO

Jagged Peak, Inc.

3000 Bayport Drive, Suite 250

Tampa, FL 33607

813-637-6900 Ext 225

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